Exhibit 4.3
SECOND ARTICLES OF AMENDMENT
TO
ARTICLES OF INCORPORATION
OF
PREMIER EXHIBITIONS, INC.
     The undersigned, for the purpose of amending the Articles of Incorporation filed by PREMIER EXHIBITIONS, INC. (the “Corporation”) pursuant to Section 607.1006 of the Florida Business Corporation Act hereby adopts the following amendment to its Articles of Incorporation:
AMENDMENT ADOPTED
     Article V of the Articles of Incorporation, as filed with the Secretary of State of the Florida Division of Corporations on July 28, 2004 and as amended on September 1, 2005, is hereby amended to increase the aggregate number of shares of voting common stock of the Corporation from FORTY MILLION (40,000,000) to SIXTY-FIVE MILLION (65,000,000); and shall be so amended to read in its entirety as follows:
ARTICLE V
AUTHORIZED SHARES
     The aggregate number of shares which the Corporation shall have the authority to issue shall be SIXTY-FIVE MILLION (65,000,000) shares of voting common stock with $.0001 par value per share.
ADOPTION DATE OF AMENDMENT
     The above amendment was adopted by the Corporation’s Board of Directors by resolution dated as of June 10, 2009.
ADOPTION OF AMENDMENT
     The above amendment was duly adopted by the holders of at least a majority of the shares of common stock of the Corporation present and cast on the matter at the annual meeting of shareholders of the Corporation held on August 6, 2009.
     IN WITNESS WHEREOF, signed this 6th day of August, 2009.

PREMIER EXHIBITIONS, INC.
/s/ Christopher J. Davino
Name:	Christopher J. Davino
Title:	President and Chief Executive Officer